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                                                                      EXHIBIT 99


COMPANY PRESS RELEASE:

AMERICAN HEALTHWAYS ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

        NASHVILLE, Tenn --(BUSINESS WIRE)--June 20, 2000--American Healthways, Inc. (Nasdaq/NM: AMHC) today announced that its Board of Directors has adopted a Stockholder Rights Plan. Holders of common stock of American Healthways as of June 30, 2000 will receive preferred stock purchase rights as a dividend at the rate of one Right for each share of common stock. The Rights will expire on June 19, 2010.

        The distribution of the Rights is intended to protect the Company's stockholders against coercive or unfair takeover tactics. The distribution of the Rights is not intended to prevent a takeover of the Company and should not deter any prospective bidder willing to make an all cash offer at a full and fair price or willing to negotiate with the Board of Directors. The Company is not aware of any present effort to acquire control of the Company, but believes the distribution of the Rights should protect its stockholders against unfair takeover techniques and other tactics that do not provide all the stockholders the full value of their investment.

        Each Right will initially entitle its holder to purchase one one-hundredth of a share of a new Series A Preferred Stock at an exercise price of $32.00 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the common stock, separate right certificates will not be provided to stockholders at this time. With certain exceptions, as set forth in the Stockholder Rights Plan, each Right will become exercisable only upon a person's or group's acquisition of, or commencement of a tender or exchange offer for, 15% or more of the shares of the Company's common stock then outstanding. Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company's assets or earning power.

        Upon becoming exercisable, each Right will allow the holder (other than the person or group whose action has triggered the exercisability of the Rights), under alternative circumstances, to buy either securities of American Healthways or securities of the acquiring company (depending on the form of the transaction) having a value of twice the then current exercise price of the Rights. The Rights generally are redeemable by the Board of Directors at $0.001 per Right for a period of ten business days following the time the Rights become exercisable. The Rights also are generally exchangeable by the Board of Directors at an exchange ratio of one share of Common Stock per Right at any time after the Rights have become exercisable and prior to the acquisition by any person or group, with certain exceptions described in the Stockholder Rights Plan, of 50% or more of the Company's common stock.

        Details of the Stockholder Rights Plan and the Rights are summarized in a letter that will be mailed to the Company's stockholders.

        Nashville-based American Healthways (www.americanhealthways.com) is the nation's leading provider of specialized, comprehensive disease management services to health plans, physicians and hospitals designed to improve the quality and lower the cost of healthcare for people with one or more chronic diseases, such as diabetes, cardiac disease and respiratory disease. The Company provides these services through comprehensive disease management programs under contract with health plans and other at-risk healthcare organizations and through 69 hospital-based treatment centers. At the end of the third quarter of fiscal 2000, it had contracts to provide disease management services to health plans with over 8 million enrollees, including approximately 196,000 health plan equivalent lives who will be managed by the Company.